Exhibit 99.1

News Release For Immediate Release December 14, 2021

Corporate Headquarters 217 North Monroe Street Tallahassee, FL 32301

For Information Contact: Brooke Hallock Hallock.Brooke@ccbg.com 850.402.8525

Capital City Bank Group Announces New Board Members

TALLAHASSEE, Fla., December 14, 2021 – Capital City Bank Group announces Will Butler, Kimberly Crowell, Bonnie Davenport and Ash Williams have joined its board of directors.

“I am pleased with the new additions to the Capital City Bank Group Board of Directors. We value diversity of talent, knowledge and experience for the essential interplay of ideas and perspectives it brings to the table,” said William G. Smith Jr., chairman, president and CEO. “Each of these outstanding individuals is at the top of their respective businesses and contribute a wealth of knowledge I am confident will complement, strengthen and enhance the existing board.”

William F. Butler, founder and principal of Real Estate InSync (REI), is an accomplished real estate project and portfolio manager with over 30 years of experience partnering with high net worth private, corporate and institutional clients throughout the United States on projects ranging from commercial portfolios to mixed-use facilities and residential developments. His credentials include the prestigious designation of Counselor of Real Estate, signifying professional achievement as a trusted real estate advisor. Butler has previously held the positions of senior vice president with the St. Joe Land Company, principal of Boutin Brown Butler Real Estate Services, vice president with New York-based Landauer Associates, Inc., and real estate analyst and project administrator with Raymond-Kaiser Engineers, Inc. in Ft. Lauderdale, Fla. He holds a B.S. in Real Estate from Florida State University and is a graduate of Leadership Florida and Leadership Tallahassee.

Kimberly Crowell is co-founder of Kalo Companies, which owns and operates 40 Jersey Mike’s Subs restaurant franchises and has another 17 stores in development in Florida, Georgia and Alabama. Founded in 2009 and opening their first Jersey Mikes location in Tallahassee, Fla., the company was named 2011 Rookie Franchisee of the Year and in 2018, was recognized for Regional Operational Excellence and received the Big Bend Region’s Small Business of the Year award. She currently serves as a member of the Board of Directors for the International Franchise Association and has previously served on the National Advisory Council for Jersey Mike’s. Prior to entering the franchise industry, Crowell practiced corporate law in Charlotte, specializing in Commercial Real Estate and Development. She maintains an active law practice in both Florida and North Carolina, specializing in Franchising, Commercial Real Estate and Corporate Transactions. A native of Tallahassee, Florida, Crowell earned a Bachelor of Science in Commerce from the University of Virginia and a law degree from the University of North Carolina at Chapel Hill. In addition to her service on the Capital City Bank Group Board, she currently serves on the Board of Directors for the Ronald McDonald House of Tallahassee as well as the Board of Trustees for Maclay School.

President and founding principal of BKJ, Inc. Architecture, Bonnie Davenport, has built a reputation as a leader in our local community through her involvement with numerous successful projects across the State of Florida. A member of the American Institute of Architects (AIA) and a Certified General Contractor (CGC), Davenport holds a National Council of Architectural Registration (NCARB) certification. In addition to her service on the Capital City Bank Group Board, she is a member of the Maclay School Board of Trustees, as well as former chair and current board member of the Urban Land Institute-Capital Region. Davenport is a graduate of Leadership Tallahassee Class 28, Entrepreneurial Excellence Program Class 3, and Jim Moran Institute Small Business Entrepreneurship Program Class 5. She received an award citation from the American School & University Magazine in 2009, and was named “Top 40 Under 40” by 850 Magazine in 2012 and “Women To Watch” by Tallahassee Magazine in 2009. Davenport received her Bachelor of Design and her Masters of Architecture from the University of Florida in Gainesville, Fla.

Recently retired, Ash Williams is the former executive director and chief investment officer for the Florida State Board of Administration. In this capacity he was responsible for managing over $250 billion in assets, including those of the Florida Retirement System, the fifth largest public pension fund in the United States. Williams chairs the Managed Funds Association’s Institutional Investor Advisory Council, AIF Global Investor Advisory Board, Council of Institutional Investors’ Board of Directors, and is the former chair of the Council of Institutional Investors. In addition to being a member of the National Institute of Public Finance Board of Trustees, he serves the Florida State University Foundation as a trustee and investment committee chair. Williams is the recipient of the 2017Chief Investment Officer Magazine’s Lifetime Achievement Award and the 2017 FSU Faculty Senate Mores Torch Award. He is also a member of the Council on Foreign Relations. Williams received his bachelor’s degree in management and Master of Business Administration (MBA) from Florida State University and completed post-graduate programs at University of Pennsylvania’s Wharton School and Harvard University’s John F. Kennedy School of Government.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $4.0 billion in assets. We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, securities brokerage services and life insurance. Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 57 banking offices and 86 ATMs/ITMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

Member FDIC.